Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-129772, 333-84084, and 333-33616 of Loews Corporation on Form S-8 and Amendment No. 2 to Registration Statement No. 333-123104 of Loews Corporation on Form S-3 of our report dated March 8, 2006, relating to the consolidated financial statements and financial statement schedules of Loews Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 25) and our report on internal control over financial reporting dated March 8, 2006, (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Loews Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP
New York, NY
March 8, 2006